Exhibit 4.5

Execution Version

Dated 23 August 2021

RENEW ENERGY GLOBAL PLC

AND

SUMANT SINHA

SERVICE AGREEMENT

London

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

(44) 020 7374 4460 (Fax)

www.lw.com

THIS AGREEMENT is made on 23 August 2021

BETWEEN

(1)

RENEW ENERGY GLOBAL PLC, a company registered in England with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB (the “Company”); and

(2)	SUMANT SINHA residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009 (“you” or the “Executive”) .

BACKGROUND

The Company wishes to employ you as Chairman and Chief Executive Officer on the terms and conditions of this Agreement and you wish to accept such employment.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Basic Salary”	means the salary, as specified in Clause 6.1(a) or, as appropriate, the reviewed annual salary from time to time;

“Board”	means the board of directors of the Company from time to time or any duly authorised committee thereof, or where the relevant powers have been reserved to the Company’s members, its members from time to time;

“Cause”

means any of the following events as determined by the Board (at which meeting the Executive will recuse himself) by following due procedure in consonance with principles of natural justice and duly communicated in writing to the Executive: (i) the commission of an act of breach of fiduciary duty, fraud, theft or embezzlement on the part of the Executive; (ii) the conviction or indictment of Executive, or a plea of nolo contendere by the Executive, to any felony or any crime involving moral turpitude; (iii) the commission of an act of wilful misconduct in the nature of: (A) the Executive’s material breach of the employment agreement; or (B) the Executive’s deliberate and persistent failure to (x) substantially perform the Executive’s duties with the Company or any of its subsidiaries (other than any such failure resulting from the Executive’s disability) following repeated written notices to the Executive which specifically identifies the manner in which the Company believes that the Executive has consistently failed to perform the Executive’s duties or (y) comply with, in any material respect, any of the Company’s material policies following written notice to the Executive which specifically identifies the manner in which the Company believes that the Executive has consistently failed to perform executive’s duties; (C) the Executive’s deliberate and persistent failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board following written notice to the Executive.

A ‘deliberate and persistent’ failure shall mean failure of the Executive to cure any breach within 90 days of having been issued written notice identifying the breach and after having been provided an opportunity to do so. If the Executive commits the same breach again, then that will automatically constitute “Cause”.

“Closing”	has the meaning given to such term in the business combination agreement, dated as of 24 February 2021, as amended from time to time, between, among others, the Company, Renew Power Private Limited and RMG Acquisition Corporation II.

“Confidential Information”	means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Corruption”	includes bribery, extortion, fraud, deception, collusion, and money laundering, and each of these terms shall have the meaning ascribed to them by applicable law including but not limited to the Bribery Act 2010, the Fraud Act 2006, and the Proceeds of Crime Act 2002, or any similar legislation in any other jurisdiction;

“EBITDA”	means earnings before interest, tax, depreciation and amortization expenses;

“Employment”	means your employment under this Agreement or, as the context requires, the duration of that employment;

“Existing Investments”	means your investments (in shares, loan capital or in any other security), and the investments of your partner and/or children or your partner’s children under the age of 18, in any company or any other person, whether or not listed or dealt in on a recognised stock exchange, which are on the date of this Agreement held directly or indirectly including through any nominee, fund or pooled vehicle, details of which are set out in Schedule 3.

“Good Reason”

means (i) a material reduction, without the Executive’s consent, in the Executive’s Basic Salary or annual target bonus opportunity, (ii) a material and adverse change in Executive’s authority, duties or responsibilities, (iii) a material breach of this Agreement by the Company or (iv) a Change in Control (as defined in the Company’s 2021 Incentive Award Plan).

Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has (a) provided the Company, within ninety (90) days of the Executive’s knowledge of the occurrence of the fact and circumstances underlying the Good Reason event, written notice stating the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Executive resigns from employment within one hundred and eighty (180) days following the Company’s failure to cure.

“Group”	means together or separately the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking from time to time (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006);

“Group Company”	means any company within the Group;

“Health Care Scheme”	means medical expenses insurance, group life assurance, permanent health insurance (“PHI”) or other healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of similarly situated executives in the Company or Group;

“Intellectual Property Rights”	means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;

“Minority Holder”	means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company, whether or not it is listed or dealt in on a recognised stock exchange, provided that such holding does not, when aggregated with any shares or loan capital held by your partner and/or your children or your partner’s children under the age of 18, exceed 5% of the shares or loan capital of the class concerned for the time being issued;

“Minority VC Holder”	means a person who directly or indirectly holds (including through nominees, funds or pooled vehicles) any shares or loan capital in any privately held start-up company, provided that such holding does not, when aggregated with any shares or loan capital held by your partner and/or your children or your partner’s children under the age of 18 in any such privately held start-up company, exceed 20% of the shares or loan capital for the time being issued;

“Remuneration Committee”	means the remuneration committee appointed by the Board;

“Share Incentive”	means any option or other right that you may have to purchase, hold or otherwise acquire a share or right in respect of or relating to shares in the Company and/or a Group Company;

“Termination Date”	means the date of termination of the Employment;

“Works”	means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by you during the Employment (and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith;

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)

reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)

reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it except to the extent that any extension, application, amendment, consolidation, re-enactment modification or construction takes effect after the date of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of, any Party;

(g)

references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	THE EMPLOYMENT

2.1	Appointment

The terms and effect of this Agreement are conditional on and shall only be effective upon Closing. Subject to the provisions of this Agreement, the Company employs you and you accept employment as Chief Executive Officer and Chairman of the Company with effect from Closing notwithstanding the date or dates of this Agreement. If Closing does not occur, this Agreement will not come into effect and will not bind the parties.

2.2	Work Permits and Company’s covenant

(a)	You warrant to the Company that by virtue of entering into this Agreement you will not be in breach of any express or implied obligation to any third party, including any restrictive covenants.

(b)

The Company agrees that it will use its best endeavours to procure as soon as reasonably practicable and maintain throughout the Employment thereafter a valid United Kingdom work permit so that you are entitled to work in the United Kingdom , subject at all times to your compliance with the requirements of any such work permit and not doing anything that would prejudice the validity of the work permit. Should the Company fail to discharge the foregoing obligation, you shall be entitled to perform the CEO and Chairman duties from any location where you are legally permitted to work and the Company will reimburse you for your reasonable expenses (up to a reasonable amount to be agreed in good faith between the Company and the CEO) properly incurred for working in that location. If your employment terminates solely due to a failure by the Company to obtain or maintain a work permit to allow you to work in the United Kingdom in circumstances where you have provided all reasonable assistance to the Company in applying for or maintaining such work permit, that termination of employment will be treated as termination without Cause.

3.	DURATION OF THE EMPLOYMENT

3.1	Continuous Employment

Your continuous period of employment with the Company commenced on 19 January 2011. No probationary period applies to your employment.

3.2	Duration

Subject to the provisions of Clauses 3 and 18.1 the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to you not less than six months’ prior written notice of termination of the Employment; or

(b)	you, who must give to the Company not less than six months’ prior written notice of termination of the Employment.

Any termination of the Agreement by either Party under Clause 3.2 shall be without prejudice to and subject to Clause 3.4 and Clause 3.6

3.3	Payment in lieu of notice

(a)

The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving you notice in writing. In these circumstances, if such termination is other than for Cause, the Company will subsequently make a payment to you in lieu of notice, calculated in accordance with the provisions this Clause 3.3 (the payment being referred to as a “Notice Payment”). The Notice Payment shall be paid within 10 business days following the termination date. For the avoidance of doubt the Company shall not be required to make a Notice Payment if your employment is terminated with immediate effect for Cause.

(b)

The Notice Payment will be paid less all deductions that are required by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

(c)

The Notice Payment will consist of a sum equivalent to the Basic Salary which you would have received in respect of any notice period outstanding on the Termination Date. Any entitlement to bonus, commission and share of profit and any other benefits (for example any benefits derived from any Share Incentives) which you would have received or would have accrued to you during that period will be determined by the terms of Clauses 6.3, 6.4 and the relevant bonus, commission or share incentive plan.

3.4	Additional Severance

Subject to Clause 3.5, if at any time either:

(a)	the Company terminates your Employment other than for Cause; or

(b)	you resign from your Employment for Good Reason,

then, provided that you enter into a settlement agreement and release of claims in favour of the Company, each Group Company and each of their employees, officers and directors and in a form acceptable to the Company, the Company shall, in addition to any amounts otherwise payable to you (including without limitations any entitlements under the Company’s 2021 Incentive Award Plan) and your entitlement to notice in accordance with Clause 3.2 or a payment in lieu of notice in accordance with Clause 3.3, pay you a severance payment equal to the amount set out below in lump sum payment and on or before the last date of your Employment:

(i)	12 months’ Basic Salary;

(ii)

a payment equal to the Annual Bonus which would have been payable to you in the year that your Employment terminates, reduced pro-rata to reflect the duration of the bonus year in which you remained employed; and

(iii)	a payment in lieu of 12 months’ Company paid medical insurance.

3.5	Change in Control Severance

If there is a Change in Control (as defined in the Company’s 2021 Incentive Award Plan) and within 12 months’ following that Change in Control either:

(a)	the Company terminates your Employment other than for Cause; or

(b)	you resign from your Employment for Good Reason,

then, provided that you enter into a settlement agreement and release of claims in favour of the Company, each Group Company and each of their employees, officers and directors and in a form acceptable to the Company, in lieu of any payments pursuant to Clause 3.4, the Company shall, in addition to any amounts otherwise payable to you (including without limitations any entitlements under the Company’s 2021 Incentive Award Plan but excluding, for the avoidance of doubt, any payments pursuant to Clause 3.4) and your entitlement to notice in accordance with Clause 3.2 or a payment in lieu of notice in accordance with Clause 3.3, pay you a severance payment equal to the amount set out below in lump sum payment and on or before the last date of your Employment:

(i)	18 months’ Basic Salary;

(ii)

a payment equal to the Annual Bonus which would have been payable to you in the year that your Employment terminates, reduced pro-rata to reflect the duration of the bonus year in which you remained employed;

(iii)	a payment equal to the 18 months’ Bonus Target for the bonus year that your Employment terminates; and

(iv)	18 months of Company paid medical coverage.

3.6

For the avoidance of doubt, the agreements between you and the Company in respect of the purchase of shares in Renew Power Private Limited held by you or certain of your affiliates are set out in, and are subject to the terms and conditions of, the registration rights, coordination and put option agreement entered into between, among others, you and the Company.

4.	HOURS OF WORK

4.1	Hours of work

You agree that you shall work normal business hours together with such additional hours as are necessary for the proper performance of your duties.

4.2	Working Time Regulations

The duration of your working time is not measured or predetermined.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties

During the Employment you shall:

(a)

work under the overall supervision and guidance of the Board, which shall be responsible for the key management and commercial decisions necessary for the conduct of the business of the Company as a whole;

(b)

undertake and carry out to the best of your ability such duties and exercise such powers in relation to the Company or Group’s business as may from time to time be assigned to or vested in you by the Board including where those duties require you to work for any Group Company (it being acknowledged that the Board will only assign such duties to you as are appropriate to your position);

(c)

in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which you are involved. You will provide the information in writing if requested;

(d)	comply with the Articles of Association (as amended from time to time) of the Company and any Group Company;

(e)

do, or refrain from doing, such things as are necessary or expedient to ensure compliance by you and the Company and any Group Company with applicable law and regulations including any rules applied by the US Securities Exchange Commission, NYSE or NASDAQ and all other regulatory authorities relevant to the Company and any Group Company, and any codes of practice issued by the Company and any Group Company (as amended from time to time);

(f)	act in accordance with all statutory, fiduciary and common law duties that you owe to the Company and any Group Company;

(g)	refrain from doing anything which would cause you to be disqualified from acting as a director;

(h)

unless prevented by ill-health, holidays or other unavoidable cause, devote a substantial amount of your working time, attention and skill to the discharge of your duties in respect of the Company and any Group Company, as may be reasonably required;

(i)	faithfully and diligently perform your duties and at all times use your best endeavours to promote and protect the interests of the Company and the Group; and

(j)

promptly disclose to the Board upon becoming aware, full details of any wrongdoing by you or any other employee of any Group Company where that wrongdoing in your opinion is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

5.2	Directorships and Directors & Officers insurance

(a)

You will be required to act as a director of the Company and other Group Companies (either executive or non-executive) as the Board reasonably requires from time to time. The Company reserves the right on giving written notice to you to terminate any office or directorship held by you immediately at any time, if there is a conflict between your duties to the Company and your role as a director or office bearer of any other organisation.

(b)

The Company has directors’ and officers’ liability insurance and shall at all times maintain adequate insurance (not being less than the amount currently in place) for the full term of your appointment as a director or officer of the Company or any Group Company. The Company will provide the directors’ and officers’ liability insurance policy and the proof of coverage within 10 business days of receiving a request from you.

5.3	Right to suspend duties and powers

(a)

During any notice period, the Company reserves the right in its absolute discretion to suspend all or any of your duties and powers on terms it considers expedient or to require you to perform only such duties, specific projects or tasks as are assigned to you expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places consistent with Clause 4 (including, without limitation, your home) as the Company deems necessary, acting reasonably (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to you.

(b)	The Company may, at its sole discretion, require that during the Garden Leave you shall not:

(i)	enter or attend the premises of the Company or any Group Company;

(ii)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iii)

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company (other than social contact with employees/ directors);

(iv)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(v)	work either on your own account or on behalf of any other person.

(c)	During Garden Leave, you will continue to receive your Basic Salary and benefits, accrue bonus, commission or share of profit and your Share Incentives will continue to vest.

(d)	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.3 at any time during the Employment including after notice of termination has been given by either party.

5.4	Succession Planning

The Board will consult with you in relation to the appointment of any successor to the role of Chairman, CEO or Managing Director of the Company, prior to the termination of your appointment in those roles.

6.	REMUNERATION

6.1	Basic Salary

(a)

During the Employment the Company shall pay you a Basic Salary of not less than INR 57,000,000 per annum. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the last day of each calendar month or otherwise as arranged from time to time.

(b)

The Basic Salary shall be inclusive of all director’s fees (if any) to which you may become entitled including all remuneration and director’s fees in respect of services rendered by you to any Group Company.

(c)

The Company acknowledges that you will be employed by and provide services directly to various Group Companies and reserves the right to procure that a portion of your remuneration will be paid by any such Group Company to which you are providing services under a separate employment contract with such Group Company. The remuneration payable by the Company pursuant to this Agreement shall be reduced by the amount of any remuneration which is paid to you by another Group Company.

6.2	Salary review

The Basic Salary shall be reviewed regularly. The Remuneration Committee is not obliged to increase the Basic Salary at any review.

6.3	Annual bonus

You will be eligible to receive an annual bonus from the Company / Group Company for each year of employment subject to the performance criteria and terms specified by the Remuneration Committee and the terms of any applicable Remuneration Policy in place from time to time (the “Annual Bonus”). Your Annual Bonus for each financial year will be determined in accordance with the targets specified in Schedule 1.

6.4	Share Based Incentives

In addition to your entitlement to Base Salary and Annual Bonus, you will receive awards under the Company’s 2021 Incentive Award Plan as detailed in this Clause 6.4 and Schedule 2 to this Agreement. Where the Employment is terminated for whatever reason and whether or not in breach of contract, the Executive shall not be entitled, by way of compensation for loss of office or employment or otherwise, to any sum or other benefits to compensate him for the loss of any rights under the Company’s 2021 Incentive Award Plan, unless expressly provided for in this Clause 6.4, Schedule 2 or that plan.

(a)

Grant of Time-Based Options: Stock options (the “Time Based Options”) in respect of 0.80% of the fully diluted outstanding beneficial Shares as of immediately following the Closing shall be granted at the end of the first anniversary following the Closing. Thereafter, stock options in respect of 0.80% of the fully diluted outstanding beneficial Shares as of immediately following the Closing shall be granted at each of the 2nd, 3rd and 4th anniversary of the Closing, subject to the Participant’s continuous employment with the Company through each such date. For avoidance of doubt, the Time Based Options shall vest in accordance with the “Vesting Schedule” as set out in the grant notice and stock option agreements set out in Schedule 2 in respect of the Time Based Options once the Time Based Options are granted in accordance with this Clause 6.4(a). Each such date on which such stock options are granted in accordance with the foregoing shall be deemed to be the “Grant Date” for the purposes of the “Grant Notice” in respect of the relevant stock option.

(b)

Grant of Performance-Based Options: To the extent 100% of the consolidated EBITDA targets of the Company, as set out in the Company’s business plan for any applicable financial year as presented to the PIPE investors prior to the Closing (as set out on page 38 of the May 2021 ReNew Power Roadshow Presentation, as filed with the SEC at: https://www.sec.gov/Archives/edgar/data/0001820143/000119312521168628/d168467dex991.htm), are realized, stock options (the “Performance Based Options”) in respect of 0.20% of the fully diluted outstanding beneficial Shares as of immediately following the Closing shall be granted within sixty (60) days following the end of such financial year, subject to the Participant’s employment with the Company through such date of grant. If the consolidated EBITDA target for any financial year is not met, then such grants shall accumulate and the Participant shall be entitled to receive a full catch up of all such previous ungranted Performance Based Options in the first year when the consolidated EBITDA target for the year is met. If none of the targets are met for the 5 financial years after the Grant Date, then future grants of the Performance Based Options will be subject to meeting the consolidated EBITDA targets set by the Board. It is clarified that in such an event all the accumulated ungranted Performance Based Options shall then be granted in the first year when the targets set by the Board are met. For avoidance of doubt, vesting of the Performance Based Options shall not be linked to performance parameters set out above and the Performance Based Options shall vest in accordance with the “Vesting Schedule” as set out in the grant notice and stock option agreements set out in Schedule 2 in respect of the Performance Based Options once the Performance Based Options are granted in accordance with this Clause 6.4(b). Each such date on which stock options are granted in accordance with the foregoing shall be deemed to be the “Grant Date” for the purposes of the “Grant Notice” in respect of the relevant stock option.

6.5	Corporate Governance

All payments and/or benefits payable to you are subject to and conditional upon: (i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and (ii) the consent of the shareholders of the Company (together “Remuneration Governance”). The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to you in order to comply with Remuneration Governance. The Company (i) represents and warrants that true, accurate and complete copies of the Company’s board and shareholder resolutions authorizing the Company to enter into and perform this Agreement have been provided to the Founder Investors and that such resolutions have not been amended, revoked or otherwise withdrawn, and (ii) the Company undertakes to use its reasonable best efforts to procure, to the extent the Company is not already authorized, such authority as it may require under its articles of association to perform its obligations under this Agreement.

7.	EXPENSES

7.1	Out-of-pocket expenses

The Company / Group Company shall reimburse to you (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses (including traveling expenses) reasonably and properly incurred by you in the proper discharge of your duties hereunder to the extent that such expenses are incurred in accordance with the Company’s business expenses policy from time to time.

8.	DEDUCTIONS

You agree that the Company / Group Company may deduct from any sums due to you under this Agreement, any sums due by you to the Company from Company / Group Company including, without limitation, any debits to your Company credit or charge card not authorised by the Company, your pension contributions (if any), any overpayments, loans or advances made to you by the Company, the cost of repairing any damage or loss to the Company’s property caused by you, in each case following prior written notice of the sums due and the basis for the proposed deduction. Additionally, the Company / Group Company may withhold or deduct from any sums due to you under this Agreement any amounts required by applicable law to be withheld or deducted, including in respect of income tax or national insurance contributions.

9.	PENSION SCHEME

9.1	Pensions arrangements

During the period of your service with the Company, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008 to the extent applicable to your employment.

9.2

If you notify the Company that you wish to opt-out of the Pension Scheme, the contributions set out in clause 9.1 above will not be made on your behalf but shall be replaced by a payment from the Company (less any required deductions) equal to 3 per cent of your qualifying earnings. Such payments will accrue on a daily basis and will be payable to you in arrears in equal monthly instalments at the time of the Company’s usual payroll run.

10.	OTHER INSURANCE & BENEFITS

10.1	Health Care Scheme

Without prejudice to the terms of Clauses 3 and 18, you will be eligible to participate in any Health Care Scheme or other benefit plans generally made available to senior executives of the Company, subject to the following terms and conditions:

(a)

your and (if applicable) your family’s participation is subject to the Company’s rules regarding eligibility in force from time to time and the rules, terms and conditions of the relevant Health Care Scheme and/or insurance policy in force from time to time (a copy of each scheme in force at any time shall be available from the Human Resources Department);

(b)

the Company reserves the right to terminate your or your family’s or the Company’s participation in any of the Health Care Scheme(s) provided the Company replaces existing scheme being terminated with a new scheme on terms and conditions no less favourable than the existing scheme (but only if such cover is reasonably available), substitute a new scheme(s) for an existing scheme(s) and/or alter the level or type of benefits available under any scheme(s);

(c)

if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to you (or your family) under the applicable Health Care Scheme, the Company shall not be liable to provide (or compensate you for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Health Care Scheme;

(d)

the fact that the termination of the Employment may result in you or your family ceasing to be eligible to receive or continue to receive benefits under any Health Care Scheme does not remove the Company’s right to terminate the Employment; and

(e)	your acceptance of such variations to your terms and conditions of employment as may from time to time be required by the Company.

10.2	Payments

(a)	All payments under a PHI scheme or the like will be subject to the deductions required by law.

(b)

Where payments are made under a PHI scheme all other payments or benefits provided to or in respect of you will cease from the start of those payments (if they have not done so already), save that you will continue to accrue statutory and contractual holidays, unless the Company is fully reimbursed by the PHI scheme for the cost of providing the benefit.

10.3	Medical examinations

At any reasonable time during the Employment the Company may require you to undergo a medical examination by a medical practitioner appointed by the Company and at the Company’s expense and you will consent to such examination and to the results being made available to the Company subject to your rights under the Access to Medical Reports Act 1988.

10.4	Other leave and benefits

(a)

You may be eligible for other forms of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time. Further details of such leave are available in the Company’s Staff Handbook. Other forms of paid leave which you may be eligible for, depending on the circumstances and subject to eligibility criteria including as set out in the Staff Handbook, include paid time off for jury service, statutory maternity leave and pay, statutory adoption leave and pay, shared parental leave and pay, time off for antenatal or adoption appointments, statutory parental bereavement leave and pay, compassionate leave at the discretion of the Company. The Company may replace, amend or withdraw the Company’s policy on any types of leave at any time.

(b)

You may be eligible to be provided with the following benefits during your employment with the Company, subject to any rules applicable to the relevant benefit: cycle to work scheme and employee assistance helpline. You may request further details of the benefits for which you may be eligible from the Company’s Human Resources department. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to you.

11.	HOLIDAYS

11.1	The holiday year

The Company’s holiday year runs from 1st January to 31st December. Holidays can only be taken with the prior permission of the Board.

11.2	Annual entitlement

(a)

Your annual entitlement to paid holidays is to those public or customary holidays recognised by the Company in any holiday year (which for you will be dependent on the place of your work) and in addition, 25 contractual days’ holiday.

(b)

Entitlement to contractual holidays is accrued pro rata throughout the holiday year. You will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

(c)	You are entitled to carry up to five days’ unused holiday entitlement forward to the next holiday year.

11.3	Holiday entitlement on termination

Upon notice of termination of the Employment being served by either party, the Company may require you to take any unused holidays accrued in the holiday year in which the termination takes place at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement. You will be required to make a payment to the Company in respect of any holidays taken in excess of your holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to you by the Company.

12.	TRAINING

As at the date of this Agreement, you are not required to undertake any particular training. If any particular training is required or offered, details will be provided.

13.	ABSENCE

13.1	Absence due to sickness or injury

If you are absent from work due to sickness or injury you shall:

(a)	Subject to you being medically able to do so, as soon as possible inform the Company of your sickness or injury; and

(b)

In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) you must provide the Company with a note of fitness to work stating the reason for the absence. Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay and/or sick pay pursuant to Clause 13.2.

13.2	Payment of salary during absence

(a)

Subject to you complying with the terms of Clause 13.1, the Company shall continue to pay (i) full Basic Salary and other benefits during any period of absence due to sickness or injury for up to a maximum period of three consecutive months; and (ii) fifty percent. of Basic Salary and other benefits during any further period of absence due to sickness or injury for up to a maximum period of three further consecutive months, in each case in the same period of 12 consecutive months. Thereafter you will only be eligible for Statutory Sick Pay during any period of sickness absence and anything additional paid by the Company shall be paid at the Board’s sole discretion.

(b)	Payment of the Basic Salary in terms of Clause 13.2(a) shall be made less:

(i)	an amount equivalent to any Statutory Sick Pay paid to you;

(ii)	any sums which are received by you under any insurance policy effected by the Company; and

(iii)	any other benefits or sums which you receive e.g. under a PHI or other insurance scheme in terms of the Employment or under any relevant legislation

(c)

Once payment of Basic Salary under Clause 13.2(a) ceases, then you shall have no right to any benefit or emolument from the Company except any permanent health insurance benefit in accordance with Clause 10 or any remaining entitlement to Statutory Sick Pay.

14.	OTHER INTERESTS

14.1	Disclosure of other interests

You shall disclose to the Board any interest of your own (or that of your partner or of any child of yours or of your partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

14.2	Restrictions on other activities and interests

(a)

During the Employment you shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause shall preclude you from: (i) continuing to hold your Existing Investments; (ii) being a Minority Holder; or (iii) subject to Clause 14.2(b) being a Minority VC Holder, unless in each case the holding is in a company that is a direct business competitor of the Company or any Group Company, or could reasonably be expected to create a conflict between your duties to the Company or any Group Company and your interest as an investor of the other company or person. If any of the exclusions in the preceding sentence could reasonably be considered to apply, you shall seek, and be required to obtain, the prior consent of the Board to the continuation (in the case of the Existing Investments), acquisition or increase of such holding. For the avoidance of doubt, the exceptions set out in sub-clauses (i), (ii) and (iii) apply only to passive investment holdings in the relevant company or person, and do not apply to you being directly or indirectly employed, engaged or appointed in any capacity (including as a shadow director) by, or being otherwise concerned, interested or associated with, the relevant company or person.

(b)

In each rolling 12 month period of the Employment, you shall not, without the prior written consent of the Board, directly or indirectly (including through nominees, funds or pooled vehicles) make any investment as a Minority VC Holder if the amount of your direct or indirect investment would, when taken together with the amount of any other investment made directly or indirectly as a Minority VC Holder in the same period, exceed USD 5 million in the aggregate.

(c)	If you, with the consent of the Board, accept any other appointment you must keep the Company accurately informed of the amount of time you spend working under that appointment.

15.	ANTI-BRIBERY AND CORRUPTION POLICY AND PROCEDURES

15.1	Prohibition of Corruption

The Company prohibits Corruption and will not tolerate any involvement or attempted involvement in Corruption by you, the Company or any executives, employees, agents, associates or any parties in any way associated with the business of the Company or the Group. This prohibition extends to all of the Group’s business dealings and transactions in all countries in which it, its subsidiaries, its agents and its associates operate.

15.2	Compliance with the Anti-Bribery and Corruption Policy

You must comply with any Anti-Bribery and Corruption Policy that the Company has in place from time to time and must report any instances of Corruption (including those attempted and/or resisted) and/or corrupt activity involving the Company or any Group Company or any of its officers, employees, agents or associates which you become aware of irrespective of the identity or position of those alleged to be involved.

15.3	Corruption events

During the Employment you shall not:

(a)

become involved in bribery whether by offering, promising, giving, agreeing to, soliciting, demanding, requesting, receiving, or accepting bribes, or behaving corruptly in expectation of a bribe or an advantage;

(b)

offer any hospitality, gift or gratuity to customers, suppliers or any other person connected with the business of the Company or the Group with the intention of gaining a business advantage. Any gifts or invitations to hospitality events that you wish to issue which are expected to exceed the value of £100 must be agreed in advance with the Board;

(c)

receive or obtain directly or indirectly any discount, rebate, commission, or gratuity over the value of £100 or any hospitality or other form of gift known to have a value of over £100 (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by you) by or on behalf of the Company or any Group Company and if you (or any person in which you are interested) obtain any Gratuity you must first seek permission from the Board and may be required to account to the Company for the amount received by you (or a due proportion of the amount received by the person having regard to the extent of your interest therein).

16.	CONFIDENTIALITY AND COMPANY DOCUMENTS

16.1	Restrictions on disclosure and use of Confidential Information

You must not either during the Employment (except in the proper performance of your duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information. You must at all times use your best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of you. These restrictions shall not apply to any use or disclosure authorised by the Board or required by law, or any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

16.2	Protection of Company documents and materials

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by you to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment;

provided that following the termination of the Employment, you shall be provided with reasonable access to Board Minutes, and the relevant papers comprising the Board packs referred to in those Minutes, and agendas of the Company or any Group Company relating to a period during which you were a director of the Company or such Group Company to the extent that this is reasonably required by you in connection with any investigation, proceeding or requirements of applicable law regarding your tenure as a director and on condition that that such materials shall nevertheless remain confidential.

17.	INVENTIONS AND OTHER WORKS

17.1	Obligation to further interests of the Company

The Company and you agree that you may make or create Works in the course of and/or during the Employment and agree that in this respect you are obliged to further the interests of the Company and any Group Company.

17.2	Disclosure and ownership of Works

You must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

17.3	Protection, registration and vesting of Works

You shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company:

(a)

apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)

execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)

sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

17.4	Waiver of rights

You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in the Works, in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

17.5	Power of Attorney

You hereby irrevocably appoint the Company to be your attorney and in your name and on your behalf to execute any such act and to sign all deeds and documents and generally to use your name for the purpose of giving to the Company the full benefit of this Clause. You agree that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

17.6	Statutory rights

Nothing in this Clause 17 shall be construed as restricting the rights of you or the Company under sections 39 to 43 Patents Act 1977.

18.	TERMINATION

18.1	Termination events

Notwithstanding the provisions of Clauses 3 and 10, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect, without payment of compensation, by giving to you notice in writing at any time for Cause

18.2	Termination on resignation as director

If you resign as a director of the Company or any Group Company (otherwise than at the request of the Company), you shall be deemed to have terminated the Employment with effect from the date of your resignation and the Employment shall terminate at that time, unless the Company agrees with you that the Employment should continue, in which case the Employment may be subject to any terms and conditions stipulated by the Company in its absolute discretion.

18.3	No damages or payment in lieu of notice

In the event of the Employment being terminated pursuant to Clause 18.1, you shall not be entitled to receive any payment in lieu of notice nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to your continuing obligations under this Agreement.

19.	EVENTS UPON TERMINATION

19.1	Obligations upon termination

Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or you have served notice of termination of the Employment, you shall:

(a)

deliver to the Company all Works, materials within the scope of Clause 16.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in your possession or under your control;

(b)

resign (without claim for compensation) as a director and from all other offices held by you in the Company or any Group Company or otherwise by virtue of the Employment. For the avoidance of doubt, such resignations shall be without prejudice to any claims you may have against the Company or any Group Company arising out of the termination of the Employment; and

(c)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by you as nominee or trustee for the Company or any Group Company;

and should you fail to do so the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in your name and on your behalf necessary to give effect thereto.

20.	RESTRICTIONS AFTER TERMINATION

20.1	Definitions

Since you are likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, you hereby agree with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon you by law, you will be bound by the covenants and undertakings contained in this Clause 20. In this Clause 20, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either you, or any employee under your direct (or indirect through your immediate reports) supervision, had material dealings in the course of the Employment, or about which you had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which you and/or any such employee had no dealings during that period and about which you had no Confidential Information;

“Prospective Customer”	means any person with which the Company was actively negotiating during the Relevant Period regarding a material contract for distribution, sale or supply of Restricted Products or Restricted Services and with which during such period you, or any employee who was under your direct (or indirect through your immediate reports) supervision, had material dealings in the course of the Employment, or about which you had Confidential Information, but always excluding therefrom any division, branch or office of that person with which you and/or any such employee had no dealings during that period and about which you had no Confidential Information;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of 12 months immediately preceding the Termination Date;

“Restricted Area”	means: (a)India; and (b)any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;

“Restricted Employee”	means any person who was a director, employee of the Company who is dealing with a Restricted Product or engaged in Restricted Services at any time within the Relevant Period who by reason of that position and in particular their seniority or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 20.4, continuing for 12 months;

“Restricted Products”	means any products, equipment or machinery or artificial intelligence technology researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which your duties were materially concerned or for which either you, or any employee who was under your direct (or indirect through your immediate reports) supervision, were responsible during the Relevant Period or about which you had Confidential Information;

“Restricted Services”	means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which your duties were materially concerned or for which either you, or any employee who was under your direct (or indirect through your immediate reports) supervision, were responsible during the Relevant Period or about which you had Confidential Information;

“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, you, or any employee under your direct (or indirect through your immediate reports)supervision, had material dealings in the course of the Relevant Period, or about which you had Confidential Information.

20.2	Restrictive covenants

Both during the Employment and during the Restricted Period, you will not, without the prior written consent of the Company, whether by yourself, through your employees or agents and whether on your own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company solicit business from any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept any orders from, act or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)

within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business which is involved in Restricted Products or Restricted Services, if the business is or seeks to be in competition with the Company. For the purposes of this sub-clause, acts done by you outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area to a material extent;

(d)

solicit or induce any person who is a Restricted Employee (and with whom you had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

20.3	Application of restrictive covenants to other Group Companies

Clause 20.2 shall also apply as though references to the “Company” in Clauses 20.1 and 20.2 include references to each Group Company in relation to which you have in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its product, services, trade secrets or Confidential Information; or

(b)	had dealings with, or Confidential Information about, its Customers or Prospective Customers in your capacity as an employee of the Company; or

(c)	supervised directly (or indirectly through your immediate reports) employees having dealings with its Customers or Prospective Customers in their capacity as employees of the Company;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by you pursuant to this Clause 20.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

20.4	Effect of suspension on Restricted Period

If the Company exercises its right to suspend your duties and powers under Clause 5.3 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed 12 months and if the aggregate of the two periods would exceed 12 months, the Restricted Period shall be reduced accordingly.

20.5	Further undertakings

You hereby undertake to the Company that you will not at any time:

(a)

during the Employment or after the Termination Date engage in any trade or business or be associated with any person (except the Company or any Group Company or any person to which the Company or the Group Company has authorised the usage of the trading names of the Company or any Group Company) engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “ReNew”;

(b)	after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company, other than as a shareholder.

20.6	Protection of Company reputation

You undertake that, you will not at any time during the Employment and at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents. However, this shall not apply to any protected disclosure by you within the meaning of section 43A of the Employment Rights Act 1996.

20.7	Severance

The restrictions in this Clause 20 (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

21.	RECONSTRUCTION AND AMALGAMATIONS

Subject to Clause 3.5, if the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and you are offered employment by the successor or proposed successor to the Company or any Group Companies on terms not materially less favourable overall to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and you do not accept the offer within one month of it being made, then you shall have no claim against the Company or the successor to the Company in respect of termination of this Agreement and the Employment.

22.	DISCIPLINARY AND GRIEVANCE PROCEDURE

22.1	Disciplinary procedures

Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and not contractually binding) a copy of which is available from the Staff Handbook.

22.2	Grievance procedure

If you wish to obtain redress of any grievance relating to the Employment or you are dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, you shall apply in writing to a senior independent director, setting out the nature and details of any such grievance or dissatisfaction.

23.	GENERAL

23.1	Provisions which survive termination

Any provision of this Agreement that is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

23.2	No collective agreements

There are no collective agreements that directly affect the terms and conditions of the Employment.

23.3	Compliance with rules of law and the Market Abuse Regulations

During the Employment and at all times whilst you remain a director of the Company and any Group Company, you shall comply in all respects with every rule of law, code of best practice (including, as appropriate the Market Abuse Regulations (as amended and/or replaced from time to time)) and any regulations or rules made by the Board from time to time.

24.	DATA PROTECTION AND PRIVACY

24.1	Data Protection

The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is on the intranet. All personal data will be treated in accordance with applicable data protection laws and regulations.

25.	AMENDMENTS, WAIVERS AND REMEDIES

25.1	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

25.2	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

26.	ENTIRE AGREEMENT

(a)

This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)

Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this Clause shall limit or exclude any liability for fraud.

27.	NO OUTSTANDING CLAIMS

You hereby acknowledge that you have no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid).

28.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

29.	NOTICE

29.1	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to you or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of you, to your address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax or email, at the time of transmission;

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

29.2	Electronic service

For the avoidance of doubt, notice given under this Agreement shall be validly served if sent by email.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law

This Agreement is governed by and to be construed in accordance with English law.

30.2	Jurisdiction

Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect. The parties may agree that any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement (save in so far as it relates to any intellectual property rights), may be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”) in which case the seat (legal place) of arbitration shall be London, England and the language to be used in the arbitral proceedings shall be English.

Schedule 1 – Bonus Terms for Financial Year

1.	For the financial year ending 31 March 2022 and each subsequent financial year thereafter, the CEO will be eligible to receive an Annual Bonus calculated in accordance with this Schedule 1.

2.	Subject to meeting the performance targets outlined in this Schedule, the CEO will be eligible for a total Annual Bonus as follows:

a.	Bonus Target: INR 45,000,000;

b.	Maximum Bonus Target: INR 57,000,000.

3.	The Annual Bonus will be measured 90% against financial targets as described below and 10% based on non-financial criteria objectives proposed and agreed by the Board.

4.	90% of the Bonus Target (the “Financial Bonus”) or 90% of the Maximum Bonus Target (the “Maximum Financial Bonus”) will be determined as follows:

5.	The Budget EBITDA for each financial year will be determined by the Board annually.

Financial performance	Financial bonus payable

80% or less of Budget EBITDA	No financial bonus

More than 80% but less than 100% of Budget EBITDA	Pro rata Financial Bonus payable linear between 80% and 100% Budget EBITDA based on the following formula: Financial Bonus Payable = (Achieved EBITDA/ Budget EBITDA) * Financial Bonus

100% Budget EBITDA	Financial Bonus

More than 100% but less than 110% of Budget EBITDA

Pro rata Maximum Financial Bonus payable linear between 100% and 110% Budget EBITDA based on the following formula:

Financial Bonus Payable = (Achieved EBITDA/ 110% of Budget EBITDA) * Maximum Financial Bonus

110% or more of Budget EBITDA	Maximum Financial Bonus

6.	The Board will provide details of the Budget EBITDA, prior to commencement of Employment.

Schedule 2 - CEO 2021 Incentive Award Plan Grant Agreements

[Form of CEO Time Based and Performance Based Subsequent Option Agreements]

Schedule 3 - Existing Investments

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed by RENEW ENERGY GLOBAL PLC acting by:	/s/ Samir Rambihari Rai

Samir Rambihari Rai
a director

Witness’s Signature:

Full Name:

Address:

[Nova—Service Agreement (Sumant Sinha)—Signature Page]

EXECUTED as a Deed
by SUMANT SINHA	/s/ Sumant Sinha
in the presence of:

Witness’s Signature:

Full Name:

Address:

[Nova—Service Agreement (Sumant Sinha)—Signature Page]